Exhibit 21





                   Subsidiaries of the Company



       Name                           State of Incorporation
       ----                           ----------------------


1.   Microwave & Video Systems, Inc.        Connecticut

2.   Enon Microwave, Inc.                   Delaware

3.   Microwave Concepts, Inc.               Delaware

4.   Stealth Microwave, Inc.                New Jersey